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                                                                    EXHIBIT 10.1

                               DJ ORTHOPEDICS LLC


                                       AND


                               JOHN PETER NIELSEN


                                       AND


                             DJ ORTHOPAEDICS PTY LTD



                             SHAREHOLDERS AGREEMENT





                                 MINTER ELLISON
                                     Lawyers
                                  Rialto Towers
                               525 Collins Street
                               MELBOURNE VIC 3000

                                DX 204 Melbourne
                            Telephone (03) 9229 2000
                            Facsimile (03) 9229 2666

                                   JFF 1371372


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                             SHAREHOLDERS AGREEMENT

AGREEMENT                                                           5 April 2001


BETWEEN DJ ORTHOPEDICS LLC of 2985 Scott Street, Vista, California 92083, United States of America (a Delaware limited liability company registered in the United States of America) ('DJO')

AND JOHN PETER NIELSEN of 9 Derribong Place, Thornleigh, NSW 2120 Australia ('NIELSEN')

AND DJ ORTHOPAEDICS PTY LTD ACN 094 431 473 of Unit 8, 10 Chilvers Road, Thornleigh, New South Wales 2120 Australia ('NEWCO')


RECITALS

A. DJO manufactures and supplies surgical bracing and other orthopaedic products.

B. Nielsen is the sole director and shareholder of Timax. Timax has agreed to grant to Newco the right to distribute Oral Maxillo Facial Products worldwide pursuant to the Timax Distribution Agreement.

C. DJO has acquired the right to distribute ASDM worldwide pursuant to the ASDM Terms Sheet.

D. DJO has agreed to grant to Newco the right to distribute the DJO Products in the Territory pursuant to the DJO Distribution Agreement.

E. Nielsen has incorporated Newco to operate the Business, subject to the parties completing the steps set out in clause 3.2.

F. The parties wish to record in this agreement the commercial terms of their agreement for the funding, activities and management of Newco, the conduct of the Business and related matters.


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AGREEMENT

1.     DEFINITIONS

       In this agreement, unless the context otherwise requires:

       'ASDM' means the ASDM orthopaedic knee sets, details of which are set out in the ASDM Terms Sheet.

       'ASDM TERMS SHEET' means the basic terms of agreement set out in the term sheet set out in Schedule 6A.

       'ASDM PRICING' means the pricing at which DJO has agreed to purchase the ASDM under the ASDM Terms Sheet.

       'BOARD' means the board of Directors.

       'BUDGET' means the annual budget for Newco adopted by the Board in accordance with clause 9.2.

       'BUSINESS' means the business of marketing, distributing, selling and servicing:

       (a)    the DJO Products in the Territory; and

       (b)    the Oral Maxillo Facial Products worldwide.

       'BUSINESS DAY' means a day on which banks are open for general banking business in Sydney, New South Wales, Australia, excluding weekends and public holidays.

       'BUSINESS PLAN' means the business plan for Newco attached as Schedule 4, as amended by the parties, in accordance with clause 7.3.

       'CONSTITUTION' means the constitution set out in Schedule 1.

       'CHANGE IN CONTROL' means a change in the ownership of 51% of the share capital in a party (where appropriate) from the date of this agreement, or a change in the effective control, or ability to make or influence decisions, of a party from the date of this agreement.

       'COMMENCEMENT DATE' means March 5, 2001 or such other date as the parties hereto agree in writing.

       'CREDIT AGREEMENT' means agreement of that name between DJO, Donjoy LLC and certain lenders and dated 30 June 1999 (as amended from time to time).

       'DEED OF ACCESSION' means a deed substantially in the form set out in
       Schedule 2.

       'DIRECTOR' means a director of Newco.

       `DJO DISTRIBUTION AGREEMENT' means the distribution agreement set out in
       Schedule 6B.


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       `DJO PRODUCTS' means the surgical bracing, ASDM and all other orthopaedic products manufactured or distributed by DJO.

       'EBITDA' means earnings of Newco (excluding the earnings derived from the Oral Maxillo Facial Products) before interest, tax, depreciation and amortisation as determined in accordance with accounting standards and generally accepted accounting principles in the United States of America and otherwise subject to the overriding provisions set out in Schedule 8.

       'ENCUMBRANCE' means an interest or power:

       (a) reserved in or over any interest in any asset including any retention of title; or

       (b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power, and whether existing or agreed to be granted or created.

       'ENGAGE IN' means to participate, assist in (except in an immaterial way) or otherwise be directly or indirectly involved as a member, shareholder, unit holder, director, consultant, adviser, licensor, licensee, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

       'FINANCIAL YEAR' means each period of 12 months commencing on 1 January and ending on 31 December or such other period as the Board determines and includes:

       (a) the period from the Commencement Date to 31 December 2001 (inclusive of both dates); and

       (b) the period commencing on the last 1 January before the date of termination of this agreement and ending on that date of termination (inclusive of both dates).

       'FORCE MAJEURE' means in relation to a party, an act, event or cause that is beyond the reasonable control of that party, including:

       (a) act of God, war, sabotage, riot, insurrection, civil commotion, national emergency (whether in fact or law), martial law, fire, lightning, flood, cyclone, earthquake, landslide, storm or other adverse weather conditions, explosion, power shortage, strike, lockout or other industrial action, epidemic, quarantine, radiation or radioactive contamination;

       (b) action or inaction of a government or other competent authority (including a court of competent jurisdiction) including expropriation, restraint, prohibition, intervention, requisition, requirement, direction or embargo by legislation, regulation, decree or other legally enforceable order; and

       (c) breakdown of plant, machinery or equipment or shortages of labour, transportation, fuel, power, machinery, equipment or material,


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       but excludes any consequences of either party failing to make a payment as and when due to any person (whether a party to this agreement or not).

       'INDENTURE' means the document of that name dated 30 June 1999 between DJO, Donjoy LLC and the Bank of New York, as trustee, (as amended from time to time).

       'MANAGING DIRECTOR' means the person appointed as managing director of Newco in accordance with clause 8.2.

       'MONTH' means a calendar month unless otherwise agreed by the parties in writing.

       `ORAL MAXILLO FACIAL PRODUCTS' means the oral maxillo facial products distributed by Timax.

       `ORAL MAXILLO FACIAL PRODUCTS BUSINESS' means the business of marketing, distributing, selling and servicing the Oral Maxillo Facial Products as carried on by Timax as at the date of this agreement.

       'PARTY' means a party to this agreement and any other person that executes a Deed of Accession and becomes a party to this agreement from time to time.

       'PRODUCT' means any product marketed, supplied or sold by the Business.

       'RESTRAINT PERIOD' means the term of this agreement together with each of the following periods separately:

       (a)    two years from the date of termination of this agreement;

       (b)    18 months from the date of termination of this agreement;

       (c)    one year from the date of termination of this agreement.

       'RESTRAINT REGION' means each of the following areas separately:

       (a)    the Territory;

       (b)    Australia, New Zealand, Singapore, Indonesia, New Guinea and
              Thailand;

       (c)    Australia, New Zealand, Singapore, Indonesia and Thailand;

       (d)    Australia, New Zealand, Singapore and Indonesia;

       (e)    Australia, New Zealand and Singapore;

       (f)    Australia and New Zealand;

       (g)    Australia.

       'SERVICES AGREEMENT' means the agreement set out in Schedule 3.

       'SHARE' means a fully paid ordinary share in Newco.


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       'SHAREHOLDER' means the registered holder of at least one Share.

       'SIMPLE MAJORITY VOTE' means a vote or resolution passed by:

       (a) in the case of a vote or resolution of Shareholders, Shareholders who together hold more than 50% of the total voting rights of those Shareholders present and entitled to vote at a meeting of Shareholders; and

       (b) in the case of a resolution of the Board, Directors who together hold more than 50% of the total voting rights of those Directors present and entitled to vote at a Board meeting.

       'SUBSIDIARY' has the meaning given in Division 6 of Part 1.2 of the Corporations Law.

       'SUPPLEMENTARY AGREEMENT' means the Services Agreement, the DJO Distribution Agreement, the Timax Distribution Agreement, the ASDM Terms Sheet and all other agreements necessary to give effect to this agreement.

       'TERRITORY' means Australia, New Zealand, Malaysia, Singapore, Indonesia, New Guinea and Thailand.

       'TIMAX' means Timax Surgical Pty Ltd ACN 094 508 693.

       `TIMAX DISTRIBUTION AGREEMENT' means the distribution agreement set out in Schedule 7 between Timax and Newco pursuant to which Timax grants Newco the exclusive worldwide distribution rights to the Oral Maxillo Facial Products.

       'TRANSFER' means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of, whether voluntarily or not and whether or not for consideration.

       'UNANIMOUS VOTE' means a vote or resolution passed by:

       (a) in the case of a vote or resolution of Shareholders, Shareholders who together hold all of the Shares; and

       (b)    in the case of a resolution of the Board, all Directors.

2.     OBJECTIVES

2.1    OBJECTIVES

       The objectives of DJO and Nielsen in entering into this agreement are:

       (a) to regulate the funding, management and control of Newco and their dealings as Shareholders in Newco;

       (b) to ensure that the Business is supported by the Shareholders and continues as provided for in this agreement;


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       (c)    to use their respective business skills, know how and experience and expertise to manage and conduct the Business; and

       (d) to ensure that the Business is managed to maximise the profitability of Newco.

2.2    CARRYING OUT THE OBJECTIVES

       To carry out the objectives, each party must (as appropriate):

       (a) be just and faithful and provide full information to each other in relation to the affairs and activities of the Business;

       (b) do or cause to be done all things necessary or desirable to carry out this agreement including casting votes as Shareholders and causing their nominees to the Board to carry out this agreement;

       (c) not unreasonably delay any action, approval, direction, determination or decision required under this agreement;

       (d)    not do anything which may prejudice Newco or the Shareholders; and

       (e) use all reasonable endeavours to obtain marketing and sales opportunities to enable Newco to carry on the Business.

3.     ESTABLISHMENT OF NEWCO

3.1    NIELSEN WARRANTY - INCORPORATION OF NEWCO

       Nielsen represents and warrants to DJO that Newco:

       (a) was incorporated in New South Wales as a proprietary company limited by shares on 11 September 2000 by Nielsen, with issued capital comprising 100 ordinary shares, fully paid; and

       (b) between the date of incorporation of Newco and the date of this agreement, Newco has not carried on any business or incurred any liability of any kind except that which would be, as contemplated by this agreement, in the ordinary course of business for Newco.

3.2    DEALING WITH NEWCO

       (a)    On or before the date of this Agreement:

              (i) Nielsen must procure that Timax enters into, and Newco must enter into, the Timax Distribution Agreement;

              (ii)   DJO and Newco will enter into the DJO Distribution
                     Agreement;

              (iii)  DJO will enter into the ASDM Terms Sheet; and

              (iv)   Nielsen and Newco will enter into the Services Agreement.


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       (b)    Within 15 days following the date of this agreement:

              (i) Nielsen will subscribe to Newco for the issue and allotment by Newco of 39,900 Shares in consideration for his payment of A$300,000, to Newco and procuring Timax to enter into the Timax Distribution Agreement provided that Nielsen must substantiate to the reasonable satisfaction of DJO that he has incurred not less than A$200,000 in establishing and operating Newco since its incorporation, such costs to exclude all legal expenses associated with negotiating this agreement;

              (ii) DJO will subscribe to Newco for the issue and allotment by Newco of 60,000 Shares in consideration for the promise to transfer to Newco ASDM to the value of A$1,574,520 based on the ASDM Pricing; and

              (iii) Newco must issue and allot the Shares referred to in clauses 3.2(b)(i) and (ii).

3.3    FURTHER ISSUES OF SHARES

       Other than as provided in clause 3.2, the parties agree to procure that the Board does not cause the issue of, and Newco does not issue, any Shares or securities in Newco to any person except in accordance with this agreement.

4.     COMMENCEMENT OF BUSINESS

4.1    TIMAX

       Following the entering into of the Timax Distribution Agreement, and subject to the terms of this agreement and the Timax Distribution Agreement, the business of marketing, distributing, selling and servicing the Oral Maxillo Facial Products will be operated as a division of Newco.

4.2    [DELIBERATELY BLANK]

4.3    [DELIBERATELY BLANK]

4.4    COMMENCEMENT OF BUSINESS BY NEWCO

       (a) The parties acknowledge that Newco will carry on the Business on and from the date of its incorporation.

       (b) The parties agree to procure that Newco will not carry on any business other than the Business without the approval of the Board by Unanimous Vote (including at least one director appointed by each of DJO and Nielsen).

       (c) The parties agree that DJO will be able to consolidate any business results related to the sale of the DJO Products by Newco following the Commencement Date based on its ownership of Shares as contemplated by this agreement.


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5.     NON-COMPETE

5.1    PERIOD AND REGION

       Subject to clauses 5.2 to 5.4 inclusive, in consideration of the mutual obligations undertaken by the parties:


       (a) each Shareholder covenants with the other Shareholder and Newco that it will not during the Restraint Period in the Restraint Region engage in any business or activity that is the same as, or competes in a material way with, the Business or any material part of it; and

       (b) DJO and its related bodies corporate and Newco each covenant with Nielsen that they will not for a period of two years from the date of termination of the Timax Distribution Agreement in the Restraint Region, engage in any business or activity that is the same as, or competes in a material way with, the business of Timax while Timax remains under the ownership and control of Nielsen.


5.2    INTERPRETATION

       Clause 5.1 has effect as if it consisted of several separate and independent covenants and restraints consisting of each separate covenant and restraint set out in the clause combined with each separate Restraint Period and of each such separate combination combined with each separate Restraint Region.

5.3    SEVERABILITY

       If any of:

       (a) the several separate and independent covenants and restraints in clause 5.1 are or become invalid or unenforceable for any reason, then that invalidity or inability to enforce will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 5.1; and

       (b) the prohibitions and restrictions in clause 5.1 are judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Business and the respective interests of the parties, but would be judged reasonable and necessary if any activity were deleted, or any period or area were reduced, then the prohibitions or restrictions apply with that activity deleted, or that period or area reduced by the minimum amount necessary.

5.4    PROVISOS

       (a) A Shareholder together with its associates may hold in the aggregate up to 5% of the shares in a listed company even though the company carries on any of the activities referred to in clause 5.1.


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       (b)    Nothing in clause 5.1 will prevent a party from giving effect to its obligations under this agreement or any Supplementary
              Agreement.

       (c) Nothing in clause 5.1 will prevent Nielsen from distributing, selling or otherwise dealing with the Oral Maxillo Facial Products if the Timax Distribution Agreement is properly terminated.

6.     BOARD OF DIRECTORS OF NEWCO

6.1    NUMBER OF DIRECTORS

       The parties agree that Newco will have not less than two and not more than three Directors.

6.2    NOMINEES

       (a)    While it holds any Shares (but not otherwise), DJO:

              (i) is entitled to appoint up to two Directors, one of which will be Les Cross unless otherwise determined by DJO; and

              (ii) may require the removal or substitution of any Director so appointed,

       (b)    While he holds any Shares (but not otherwise), Nielsen:

              (i)    is entitled to be appointed a Director; and

              (ii) may require his substitution as a Director by any person he so nominates,

              provided that no other Shareholder from time to time has the right to appoint or remove Directors except as provided in the Corporations Law.

       (c) Each Shareholder, to the extent allowed at law, must vote all Shares held by it for the election to the Board of all individuals nominated in accordance with clause 6.2 and for the removal from the Board of all Directors proposed to be removed in accordance with clause 6.2.

6.3    CHAIRPERSON

       The parties agree that at each Board meeting a Director appointed by DJO will be appointed Chairperson of the Board meeting.

6.4    VOTES

       The voting entitlements of the Directors are as follows:

       (a) the Directors appointed by DJO in accordance with clause 6.2 will have:

              (i)    in the case of one Director, two votes; or


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              (ii)   in the case of two Directors, one vote each.

       (b) Nielsen or his substitute permitted under clause 6.2, is entitled to one vote; and

       (c)    the Chairperson will not have a casting vote.

6.5    ALTERNATE DIRECTORS

       (a)    Each Director may appoint an alternate director.

       (b) A person may be appointed as the alternate for more than one Director, in which case that person will be entitled to cast such number of votes as the number of Directors he or she represents (having regard to clause 6.4).

6.6    BOARD MEETINGS

       The parties agree that:

       (a) at least two meetings of the Board will take place in the first Financial Year and thereafter the number of meetings will be agreed by the Board;

       (b) additional Board meetings will be convened at the written request of any Shareholder holding, or Shareholders that together hold, not less than 5% of the Shares;

       (c) Board meetings may be conducted by telephone conference, video conference or any similar means of audio or audio-visual communication;

       (d) before the closure of each Board meeting the Chairperson will prepare and distribute the notice and agenda for the following Board meeting in accordance with clause 6.6(e), unless otherwise agreed in writing by the Directors by Unanimous Vote;

       (e) at least 10 Business Days' prior written notice of Board meetings, together with an agenda, must be given to all Directors, unless otherwise agreed in writing by the Directors or so resolved (and recorded at any meeting) by Unanimous Vote;

       (f) the agenda for Board meetings must be prepared with the consultation of the other Directors, except for Board meetings convened at the request of a Shareholder under clause 6.6(b), where the agenda must be prepared by that Shareholder;

       (g) no resolution of the Board can be passed in respect of any matter of which notice was not given in the agenda for that meeting, unless otherwise agreed in writing by the Directors or so resolved (and recorded at any meeting) by Unanimous Vote; and

       (h) no resolution of the Board can be passed in respect of any action to be taken or not taken (as the case may be) unless the Board has confirmed with DJO


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              that the action to be taken or not taken (as the case may be) does not constitute a default under the Credit Agreement and/or Indenture.

6.7    DIRECTORS' EXPENSES

       Unless the Shareholders otherwise determine by Unanimous Vote, Directors will be reimbursed by Newco for any expenses properly incurred by any Director solely in connection with preparing for, travelling to or attending Board meetings but excluding any consequential costs or loss of attending such meetings, provided that such reimbursable amounts do not exceed those provided for in the Budget for the relevant Financial Year.

6.8    QUORUM

       A quorum for meetings of the Board will be constituted by the attendance (in person or by alternate) of one nominee Director appointed by each of DJO and by Nielsen.

6.9    QUORUM NOT PRESENT

       If a quorum is not present within 30 minutes of the time specified for a meeting of the Board, the meeting will be adjourned to the date and time five Business Days after the original time of the meeting and at the same place or by the same means if so elected under clause 6.6(c) as the original meeting and no notice of such adjourned meeting is required to be given to Directors. Any Directors in attendance (in person or by alternate) at that adjourned meeting will constitute a quorum.

7.     AUTHORISATION POLICY

7.1    GENERAL

       Except as otherwise specified in this agreement or the Corporations Law:

       (a)    the Board will have full power to direct the activities of Newco;
              and

       (b) all decisions of the Shareholders and Board will be made by Simple Majority Vote.

7.2    DECISIONS BY UNANIMOUS VOTE

       Subject to clause 7.4, all decisions with respect to the matters set out in clause 7.3 must be made only by a Unanimous Vote of the Shareholders provided that no matter set out in clause 7.3 will be referred to the Shareholders unless a Unanimous Vote of the Board first authorises that referral. For the avoidance of doubt, unless there is a Unanimous Vote of the Board and a Unanimous Vote of the Shareholders in relation to a matter set out in clause 7.3, no decision will have been made and no action is authorised to be taken in relation to such a matter.

7.3    DECISIONS

       Subject to clauses 7.2 and 7.4, the parties agree that the following matters must be put to the Shareholders for decision by Unanimous Vote:


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       (a)    any amendment to the Constitution of Newco;

       (b)    winding up of Newco other than as provided for in this agreement;

       (c) reorganisation, reclassification, reconstruction, consolidation or subdivision of the capital of Newco (including any buy-back or redemption of shares in the capital of Newco) or the creation of any different class of securities in the capital of Newco;

       (d) the issue or allotment of any securities (including Shares) by Newco, other than in accordance with clauses 3.2 or 12(d);

       (e) the delegation of any power of the Board, including the establishment of any committee of the Board;

       (f)    the incorporation or establishment of any subsidiary of Newco;

       (g)    the entry by Newco into any joint venture or partnership;

       (h)    approval or amendment of the Budget;

       (i)    approval or amendment of the Business Plan;

       (j)    declaring any dividend;

       (k) the purchase by Newco of any assets (excluding office equipment and supplies and loan kits and instruments) or the making of any investment with a value of $100,000 (or where the value is expressed in currency other than Australian dollars, the equivalent of USD50,000) or more or a commitment to purchase in any one year a number of assets (excluding office equipment and supplies and loan kits and instruments) or make a number of investments with an aggregate value of $200,000 or more (or where the value is expressed in currency other than Australian dollars, the equivalent of USD100,000);

       (l)    the sale of the Business or major undertaking of Newco;

       (m) the sale of any asset of Newco with a value of $100,000 (or where the value is expressed in currency other than Australian dollars, the equivalent of USD50,000) or more or entry into of a commitment to sell in any period of 12 months a number of assets of Newco with an aggregate value of $200,000 (or where the value is expressed in currency other than Australian dollars, the equivalent of USD100,000) or more (excluding the sale of Products in the ordinary course of business);

       (n) subject to clauses 7.3(k) and 7.3(m), Newco entering into, amending or terminating any contract other than as part of the conduct of the Business in the ordinary course;


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       (o)    any item of expenditure not otherwise specifically provided for in clause 7.3 or the Budget in excess of $100,000 (or where the value is expressed in currency other than Australian dollars, the equivalent of USD50,000);

       (p) the provision of any mortgage, charge, debenture, pledge, lien or other encumbrance by Newco over any or all of its assets, property, undertaking or uncalled capital or Newco giving any guarantee or indemnity;

       (q) other than in the ordinary course of the Business, Newco making any loan or providing any financial accommodation;

       (r) Newco borrowing any amount from any person other than normal trade terms in respect of materials purchased by Newco in the ordinary course of the Business;

       (s) any change in the strategic direction of Newco or the commencement by Newco of any new business other than the Business, as carried on at the time of the proposed change;

       (t) subject to clause 11.3, the appointment or removal of the auditors of, and legal advisers to, Newco.

       (u) the entry by Newco into any agreement or arrangement (whether in writing or otherwise) with a Shareholder or any associate of a Shareholder; and

       (v) any subsidiary of Newco formed in accordance with this agreement doing any act (or the equivalent of any act) outlined in clause 7.3(a) to (u) inclusive.

7.4    APPROVAL IN BUDGET

       Clauses 7.3(k) and 7.3(m) do not apply to a specific decision in a Financial Year if that decision has been expressly approved (including as to the quantum of the item concerned) in the Budget for that Financial Year.

7.5    SHAREHOLDER MEETING QUORUM

       The quorum necessary for any meeting of the members of Newco will be a representative of DJO and a representative of Nielsen. If a quorum is not so present, the meeting shall be adjourned to the same time and place on the same Business Day in the following week and at that adjourned meeting the quorum will be a representative of either DJO or Nielsen.

8.     MANAGEMENT AND STAFF

8.1    DAY TO DAY CONTROL

       Subject to clause 7, the management of the Business will, on a day to day basis, be under the direction of the Managing Director (in accordance with the Business Plan and Budget, as appropriate), who will report and be responsible to the Board for the activities and operations of the Business provided that the Managing Director must


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       not permit or allow Newco to do or refrain from doing (as the case may
       be) anything that would cause Newco or DJO to be in default under the Credit Agreement and/or Indenture.

8.2    MANAGING DIRECTOR

       (a) The first Managing Director, will be Nielsen, who will (subject to clause 8.2(b)) hold office until Nielsen ceases to hold Shares.

       (b) In the event of Nielsen's death, retirement, resignation, removal in accordance with the Services Agreement or inability to serve, the Board may appoint a successor or replacement Managing Director by a Simple Majority Vote.

9.     BUSINESS PLAN, BUDGET AND FINANCIAL REPORTS

9.1    BUSINESS PLAN

       (a) The Business Plan for the Financial Year ending 31 December 2001 is set out in Schedule 4.

       (b) The parties must review the Business Plan on an annual basis at the same time as the Budget.

9.2    BUDGET

       (a) The Budget for the Financial Year ending on 31 December 2001 (which is hereby approved by DJO and Nielsen) and the basic principles to be applied in developing the financial projections for the period 2001 to 2005 are set out in Schedule 5.

       (b) The parties must use all reasonable endeavours to agree on the financial projections for the period 2001 to 2005 as soon as is practicable after the date of this agreement.

       (c) The parties will procure that, for each Financial Year after 31 December 2001, the Board considers and submits for approval by the Shareholders a Budget (including a profit and loss statement, balance sheet, cash flow statement and budgeted capital expenditure statement) in accordance with the following procedure:

              (i) at least three months before the relevant Financial Year, the Managing Director must submit to the Shareholders a draft Budget; and

              (ii) the Shareholders must consider and seek to approve the Budget (with or without amendments) by Unanimous Vote before the commencement of the relevant Financial Year.

       (d) If the Board fails to adopt a Budget before the commencement of any Financial Year, the parties agree that the Budget from the previous

              Financial Year will continue to apply on an annual basis in respect of each following Financial Year until the Board adopts a new Budget provided that each Budget's total expenditure amount will be increased by the percentage change in the Australian Consumer Price Index (weighted average of eight capital cities) index published by the Australian Bureau of Statistics or any successor index ('CPI') over that Financial Year (being the quotient of the level of CPI at the end of the relevant Financial Year divided by the level of CPI at the end of the previous Financial Year, which quotient will be multiplied by the Budget amount for the relevant Financial Year and then payable in the next Financial Year) provided always that if the quotient is less than one it is deemed to be one).

9.3    REPORTING

       The Managing Director must provide the Board with sufficient management and financial information and reports to allow the other Directors appointed in accordance with clause 6.2(a) to monitor the conduct of the Business, including:

       (a) monthly operating and financial reports, incorporating an unaudited profit and loss statement, cash flow statement and balance sheet for each of the Oral Maxillo Facial Products Business, the part of the Business relating to the DJO Products as a whole and the part of the Business relating to the ASDM. These reports must conform to DJO's internal consolidated reporting requirements from time to time and comply with generally accepted accounting principles in the United States of America;

       (b)    within one month after the end of each Financial Year:

              (i) a profit and loss statement and cash flow statement for that Financial Year;

              (ii) a balance sheet and a statement of equity as at the end of that Financial Year,

              all conforming to DJO's internal consolidated reporting requirements from time to time, complying with generally accepted accounting principles in the United States of America and having been audited by Newco's auditors; and

       (c) any other reports, reviews or statements that the Board may reasonably require.

9.4    DJO PLANS

       DJO undertakes to provide Newco with copies of DJO's strategic plans as in force from time to time and the parties must ensure that the Business Plan and Budget take DJO's plans into account as appropriate.

10.    FORCE MAJEURE

10.1   OBLIGATIONS SUSPENDED

       If a party becomes unable wholly or in part by reason of the occurrence of an event of Force Majeure to carry out any of its duties or obligations under this agreement:

       (a)    it must promptly give the other party written notice of:

              (i) the occurrence of the event of Force Majeure and as many details concerning it as are then known;

              (ii) so far as can be estimated, the probable extent to which it will be unable to perform or will be delayed in performing the duty or obligation;

       (b) the relevant duty or obligation, so far as it is affected by the event of Force Majeure, will be suspended during the continuance of the event of Force Majeure; and

       (c) the party affected by the event of Force Majeure must use all reasonable efforts to overcome or remove that event as quickly as possible.

10.2   SETTLEMENT OF DISPUTE

       Clause 10.1 does not require a party to settle any labour or other dispute, on terms contrary to its wishes or to contest the validity or enforceability of any law, regulation or decree by way of legal proceedings.

11.    ACCOUNTS, AUDIT AND TAX RETURNS

11.1   ACCOUNT AND RECORDS

       The Managing Director must ensure that the accounts, records and accounting information of Newco:

       (a) are maintained in accordance with the Corporations Law and all other applicable laws;

       (b) reflect generally accepted accounting principles and approved accounting standards; and

       (c)    are audited annually.

11.2   ACCESS TO RECORDS

       (a) Each Shareholder or its nominee appointed in writing is entitled, on giving reasonable notice, to full access during normal business hours and to inspect and copy (at its own cost) all of the accounts, records and accounting information of Newco.

       (b) Access may be exercised through an employee of, or consultant or adviser to, the Shareholder, subject to the requirements of confidentiality set out in clauses 16 and 17.

11.3   AUDITOR

       (a)    Any auditor of Newco:

              (i) must be a registered company auditor and a chartered accounting firm in Australia;

              (ii) must be willing to undertake the audit at a cost that is reasonably acceptable to DJO and Nielsen;

              (iii) must not be the auditor of either DJO or Nielsen unless otherwise agreed in writing by DJO and Nielsen; and

              (iv) must be approved by the auditor of DJO from time to time (such approval not to be unreasonably withheld).

       (b) The parties agree that the first auditor of Newco will be determined by the Board promptly after the date of this agreement.

11.4   TAX RETURNS

       (a) Subject to clause 16.2, in respect of each Financial Year, Newco must provide each Shareholder with:

              (i) a draft of any proposed income tax return of Newco for comment before that return is submitted to the Board for review; and

              (ii) copies of such tax related material as is reasonably necessary for the Shareholders to:

                     (A)    review the draft income tax return of Newco; and

                     (B) assist with the preparation of their and their associates' respective income tax returns.

       (b) The parties agree that all income tax returns of Newco must be submitted to the Board for review and approval before being lodged with the Commissioner of Taxation.

       (c) If there is any dispute as to the basis on which the tax return should be prepared and lodged and the dispute is not resolved by the date which is one month before the due date for lodgement of the return, the auditor of Newco will (with such technical assistance as it requires) resolve the dispute and the return will be lodged on the basis determined by the auditor.

11.5   REVIEW BY SHAREHOLDERS

       Each Shareholder is entitled to seek the review by, or advice from, its auditor or financial advisers from time to time concerning all accounting and income tax records, reports and returns of Newco and to consult with Newco's auditors or other relevant advisers concerning any matter arising from that process.

12.    FINANCING ARRANGEMENTS

       (a) The objective of the Shareholders is that capital additional to that provided for in the Business Plan and the Budget will only be sought if necessary for the purpose of working capital or an agreed investment and to the extent that Newco cannot borrow from third parties (including financial institutions) on terms reasonably acceptable to all parties.

       (b) Any additional capital may be provided by way of equity and/or loans from Shareholders in proportions equal to their holding of Shares, or any other means that is determined, as agreed by Unanimous Vote of the Shareholders.

       (c) Subject to clause 12(d), the parties agree that all funding by the Shareholders will be contributed in the proportions:

              (i)    DJO - 60%; and

              (ii)   Nielsen - 40%.

       (d) If funding is needed by Newco for the purposes of ensuring its solvency or otherwise following a resolution in accordance with clause 7.3, and one Shareholder is unable or unwilling to contribute in proportion to its holding of Shares, the other Shareholder may instead make such contribution by way of:

              (i) in the case of ensuring solvency, fully paid preferred equity contribution (with preferred rights to a return on winding up but otherwise having the same rights as Shares) and the non-contributing Shareholder's holding of equity in Newco will be proportionally diluted; and

              (ii) otherwise, by way of intercompany note (which note may be convertible into equity) or fully paid preferred equity contribution provided that the form of funding must first be approved by Unanimous Vote of the Board.

              For the avoidance of doubt:

              (iii) all fully paid preferred equity is to be valued on the basis that it is equal in value to a Share (the value of which must be assessed by the auditor of Newco);

              (iv) if funding is required to ensure the solvency of Newco, a Simple Majority Vote of the Board and Shareholders will be sufficient to authorise the raising of funding in accordance with this clause up to an amount determined by the auditor of Newco as being necessary to ensure such solvency and allow Newco to continue to conduct its Business without either Newco or its Directors breaching any laws concerning insolvent trading; and

              (v) in no circumstances may an issue of securities occur if such issue would result in a default under the Credit Agreement or Indenture by any person bound by the Credit Agreement or Indenture.

13.    TRANSFER OF SHARES

13.1   ENCUMBRANCES

       A Shareholder must not provide security over its Shares in favour of any person nor allow any such security or encumbrance to subsist, except:

       (a)    with the written approval of all other Shareholders; or

       (b)    as expressly provided in this agreement.

13.2   TRANSFERS OF SHARES

       The Shareholders must not sell or transfer any legal or beneficial interest in any Shares to any person except:

       (a) with the written approval of all other Shareholders (but subject to clause 14); or

       (b) in the case of a Shareholder being a company, to a company that is ultimately a 100% wholly owned subsidiary of the ultimate holding company of that Shareholder (but subject to clause 14); or

       (c)    in accordance with clauses 13.3, 13.4, or 18.

13.3   PUT OPTION

       (a) DJO grants to Nielsen a put option under which Nielsen may require DJO to acquire all of the Shares held by Nielsen for a purchase price per Share calculated in accordance with clause 13.3(b) with completion to occur following satisfaction of the conditions set out in clause 13.3(c) and otherwise in accordance with clauses 13.3(d), (e) and (f). The put option is exercisable in respect of all, but not part only, of the Shares held by Nielsen and is exercisable by notice in writing to DJO and Newco on Nielsen becoming aware of any of the following after the date of this agreement and for a period of 40 Business Days following Nielsen becoming aware (inclusive of both dates):

              (i) if DJO incorporates or acquires a subsidiary in addition to Newco in Australia that carries on business in competition to the Business; or

              (ii) if any two of the right of DJO to distribute the ASDM orthopaedic knee sets under the ASDM Terms Sheet, the right of Newco to distribute the Oral Maxillo Facial Products under the Timax Distribution Agreement and the right of Newco to distribute the surgical bracing products under the DJO Distribution Agreement are terminated; or

              (iii) if Nielsen's employment with Newco is terminated by Newco otherwise than in accordance with the terms of the Services Agreement; or

              (iv)   if DJO proposes to sell its Shares in Newco; or

              (v) on the third anniversary of the date of this agreement and each successive anniversary of that date; or

              (vi) if a Relevant Default by DJO that adversely affects Nielsen occurs, as defined in clause 18.1, and is not rectified within the period therein provided.

       (b) The purchase price per Share payable on the exercise of the option granted in clause 13.3(a) is the greater of:

              (i)    the amount calculated by applying the formula:

                     P = 7 X RE  X  1
                                    --
                                    Y
                     where: P means the price per Share;

                            RE means the EBITDA for the last completed four quarter period of audited business results prior to Nielsen exercising the put option; and

                            Y means the number of Shares on issue; and

              (ii) an amount equal to (x) A$300,000 plus all expenses substantiated by Nielsen in accordance with clause 3.2(b)(i), plus interest compounded monthly calculated on this amount from the Commencement Date until the date of exercise of the put option at the rate of 10% per annum divided by (y) the number of Shares held by Nielsen at the time of exercise.

       (c) Any acquisition of Shares pursuant to the exercise of the put option referred to in clause 13.3(a) is conditional on satisfaction of all of the following (and the put option exercise may not be completed unless all of these conditions are either satisfied or waived by DJO):

              (i) DJO obtaining all requisite governmental and third party consents or waivers that are necessary for it to acquire the Shares (including any waivers or consents that are necessary for DJO or Newco to comply with their respective obligations under the Credit Agreement and Indenture and approval, if required, of the Foreign Investment Review Board);

              (ii) Nielsen obtaining all requisite governmental and third party consents or waivers that are necessary for him to sell the Shares;

              (iii) negotiation in good faith of a sale agreement and all necessary transfer documents, comprising the provision by Nielsen as vendor of customary representations and warranties regarding his ownership of the Shares and ability to transfer them unencumbered; and

              (iv) the parties complying with all laws and regulations and any applicable rules of any recognised stock exchange applicable to the acquisition of the Shares including all state and federal securities laws and anti-trust (or competition) laws applicable in both Australia and the United States of America.

       (d) Any acquisition of Shares pursuant to the exercise of the put option referred to in clause 13.3(a) will be completed within 45 Business Days of service on DJO of the notice of exercise of the put option subject to a reasonable extension of time to permit both the conditions precedent set out in clause 13.3(c) to be satisfied and the accounts of Newco to be prepared and audited to facilitate the calculation of the price under clause 13.3(b).

       (e) Upon the acquisition of Shares pursuant to the exercise of the put option referred to in clause 13.3(a) above, in addition to receiving the purchase price per Share payable under clause 13.3(b) above, Nielsen is also entitled to receive an amount equal to the sum of (i) A$250,000 (which represents the paid in capital with respect to the Oral Maxillo Facial Products Business) and
              (ii) forty percent (40%) of any retained earnings attributable to the Oral Maxillo Facial Products Business, which retained earnings shall be calculated in a manner consistent with the past practices of Newco.

       (f) If, in accordance with clause 13.3(a), Nielsen serves notice on DJO and Newco exercising his put option, but pursuant to clause 13.3(c)(i) DJO is unable to acquire the Shares under the put option within 45 Business Days of that notice because of the operation of the Credit Agreement and/or Indenture ('BLOCKED PUT EXERCISE') then (i) DJO will immediately provide Nielsen with a written notice, advising Nielsen of the restrictions in the Credit Agreement and/or Indenture which prohibit the acquisition of the Shares and (ii) the purchase price per share payable upon the exercise of such put option once it is permitted under the Credit Agreement and/or Indenture will be calculated for the purposes of clause 13.3(b)(i) as of the date on which Nielsen gave notice of the Blocked Put Exercise.

13.4   CALL OPTION

       (a) Nielsen grants to DJO a call option under which DJO may require Nielsen to sell to it all the Shares held by Nielsen for a purchase price per share calculated in accordance with clause 13.3(b) (but subject to clause 13.4(b)) with completion to occur following satisfaction of conditions equivalent to those set out in clause 13.3(c) and otherwise in accordance with clauses 13.3(d) and (e). The call option is exercisable in respect of all, but not part, of the Shares held by Nielsen and is exercisable by notice in writing by DJO to Nielsen and Newco on DJO becoming aware of any of the following after the date of this agreement and for a period of 40 Business Days following DJO becoming aware (inclusive of both dates):

              (i) if a Relevant Default by Nielsen that adversely affects DJO or Newco occurs, as defined in clause 18.1, and is not rectified within the period therein provided; or

              (ii) if any two of the right of DJO to distribute the ASDM orthopaedic knee sets under the ASDM Terms Sheet, the right of Newco to distribute the Oral Maxillo Facial Products under the Timax Distribution Agreement and the right of Newco to distribute the surgical bracing products under the DJO Distribution Agreement are terminated; or

              (iii) following the date on which Nielsen terminates his employment with Newco other than in accordance with the terms of the Services Agreement; or

              (iv) during the period commencing on the fourth anniversary of the date of this agreement and concluding 40 Business Days thereafter (inclusive of both dates) or any equivalent period in respect of each succeeding anniversary of that date.

       (b) If, in accordance with clause 13.4(a), DJO serves notice on Nielsen and Newco exercising its call option, but pursuant to clause 13.3(c)(i), DJO is unable to acquire the Shares under the call option within 45 Business Days of that notice because of the operation of the Credit Agreement and/or Indenture ('BLOCKED CALL EXERCISE'), then (i) DJO will immediately provide Nielsen with a written notice, advising Nielsen of the restrictions in the Credit Agreement and/or Indenture which prohibit the acquisition of the Shares and (ii) the purchase price per share payable upon the exercise of such call option by DJO once it is permitted under the Credit Agreement and/or Indenture will be calculated for purposes of clause 13.3(b)(i) as of the date on which DJO gave notice of the Blocked Call Exercise.

13.5   TIMAX DISTRIBUTION AGREEMENT


       (a) The parties agree that despite any contrary provision in the Timax Distribution Agreement, the Timax Distribution Agreement shall terminate on the completion of the acquisition of Shares pursuant to the exercise of the options referred to in clauses 13.3 and 13.4 or the acquisition of Shares pursuant to clause 26.

       (b) On termination of the Timax Distribution Agreement, Nielsen must at that time procure the purchase from Newco of all Oral Maxillo Facial Products on the terms as to price and payment set out in the Timax Distribution Agreement (but subject to clause 21).

       (c) If, in accordance with clause 13.3(a) or 13.4(a), Nielsen or DJO, as applicable, serves notice exercising its put option or call option, as applicable, but pursuant to clause 13.3(c)(i), DJO is unable to acquire the Shares within 45 Business Days of that notice because of the operation of the Credit Agreement and/or the Indenture, then:

              (i) Nielsen may elect to terminate the Timax Distribution Agreement by notice in writing to DJO and Newco at any time after the expiration of 45 Business Days from the date on which he or DJO served notice exercising its option; and

              (ii) if Nielsen elects to terminate the Timax Distribution Agreement in accordance with clause 13.5(c)(i), the parties agree that the Timax Distribution Agreement shall terminate immediately.


14.    DEED OF ACCESSION

       The parties must procure that the Board does not register a person as a Shareholder, whether pursuant to a transfer of Shares or otherwise, unless that person has first entered into a Deed of Accession agreeing to be bound by this agreement.

15.    RESOLUTION OF DISPUTES

15.1   NO PROCEEDINGS

       A party must not start court proceedings (except proceedings seeking interlocutory relief) in respect of a dispute arising out of this agreement or any Supplementary Agreement ('DISPUTE') unless it has first complied with clause 15.

15.2   NOTIFICATION OF DISPUTE

       A party claiming that a Dispute has arisen must promptly notify each other party to the Dispute giving details of the basis of the Dispute.

15.3   REASONABLE ENDEAVORS TO RESOLVE DISPUTE

       During the 15 Business Days period after a notice is given under clause
       15.2 (or any longer period agreed in writing by the parties to the Dispute) ('INITIAL PERIOD'), each party to the Dispute ('DISPUTANT') must use all reasonable endeavors to resolve the Dispute.

15.4   REFERRAL OF DISPUTES

       If the Disputants are unable to resolve the Dispute within the Initial Period, each Disputant agrees that the Dispute must be referred, at the request of any Disputant, to the chief executive officer of DJO, Nielsen, the chairperson of Newco and the most senior officer of any other party acceding to this agreement, who must try and resolve the Dispute within a period of 10 Business Days. Any such request for referral must be made within five Business Days of the conclusion of the Initial Period.

15.5   TERMINATION OF DISPUTE RESOLUTION PROCESS

       If, following a request for referral under clause 15.4, the Dispute has not been resolved within 10 Business Days after the date of the request, a Disputant that has complied with clause 15.4 may terminate the dispute resolution process under clause 15 by giving notice to each other Disputant.

15.6   BREACH OF CLAUSE 15

       If, in relation to a Dispute, a Disputant breaches any provision of clauses 15.1 to 15.4, each other Disputant need not comply with clauses
       15.1 to 15.4 in relation to that Dispute.

16.    RIGHTS TO INFORMATION

16.1   RIGHTS TO INFORMATION

       Subject to clause 16.2, the parties agree that:

       (a) each Shareholder is entitled to copies of any information in relation to the Business received by the Board ('BOARD INFORMATION'); and

       (b) they will procure that Newco provides to each Shareholder all information reasonably requested by that Shareholder.

16.2   CONFIDENTIALITY

       The parties agree that the Board Information and information disclosed under clauses 11.4(a) or 16.1 (collectively the 'DISCLOSED INFORMATION') is confidential and each Shareholder must:

       (a)    keep confidential the Disclosed Information;

       (b) use the Disclosed Information solely in relation to, or in the best interests of, Newco and the Business; and

       (c) disclose the Disclosed Information only to those of its employees, advisers, related entities, shareholders, banks, insurers and rating agencies who have a need to know (and only to the extent each has a need to know) and who are aware and agree that the Board Information must be kept confidential and, if reasonably required by Newco sign an undertaking of confidentiality in favour of the Owner in a form reasonably approved by the Owner from time to time.

16.3   EXCEPTIONS

       The obligations of confidentiality under clause 16 do not extend to information that (whether before or after this agreement is executed):

       (a) is disclosed to a party under this agreement, but at the time of disclosure is rightly known to that party and not subject to an obligation of confidentiality on that party;

       (b) at the time of disclosure is within the public domain or after disclosure comes into the public domain other than by a breach or breaches of any obligation under this clause 16;

       (c) is required, in the reasonable opinion of a party, by law or the rules of any recognised securities exchange (whether in Australia, the United States of America or elsewhere) to be disclosed and the party required to make the disclosure ensures that information is disclosed only to the extent required; or

       (d) is required, in the reasonable opinion of a party, to be disclosed as part of any capital raising or attempt to become listed on any recognised stock exchange of that party or any direct or indirect shareholder in that party.

17.    PROTECTION OF CONFIDENTIAL INFORMATION

17.1   MEANING OF CONFIDENTIAL INFORMATION

       In clause 17, 'CONFIDENTIAL INFORMATION' of a party means all confidential information given or made available by that party to another party or to Newco, including:

       (a) industry information, plans, intellectual property, trade secrets, client lists, commercially sensitive information and confidential know-how; and

       (b)    financial information.

17.2   CONFIDENTIALITY

       Each party (referred to in this clause as the 'RECIPIENT') agrees in relation to the Confidential Information of each other party ('OWNER'):

       (a)    to keep confidential the Confidential Information;

       (b) to use the Confidential Information solely in relation to, or in the best interests of, Newco and the Business; and

       (c) to disclose the Confidential Information only to those of its employees, consultants, advisers and shareholders who have a need to know (and only to the extent each has a need to know) and who:

              (i) in the case of employees, are aware and agree that the Confidential Information must be kept confidential; and

              (ii) in the case of consultants, advisers and shareholders, are aware and agree that the Confidential Information must be kept confidential.

17.3   OTHER INFORMATION

       Clause 17 is subject to the provisions of any agreement or arrangement between the Owner and the Recipient relating to any Confidential Information, its use or disclosure.

17.4   EXCEPTIONS

       The obligations of confidentiality under clause 17 do not extend to information that (whether before or after this agreement is executed):

       (a) is disclosed to a party under this agreement, but at the time of disclosure is rightly known to that party and not subject to an obligation of confidentiality on that party;

       (b) at the time of disclosure is within the public domain or after disclosure comes into the public domain other than by reason of a breach or breaches of any obligation under clause 17; and

       (c) is required by law or the rules of any recognised securities exchange (whether in Australia, the United States of America or elsewhere in the world) to be disclosed and the party required to make the disclosure has taken all reasonable steps to oppose or prevent the disclosure and to limit, as far as reasonably possible, the extent of the disclosure.

18.    DEFAULT

18.1   RELEVANT DEFAULTS

       (a) If any party ('DEFAULTING PARTY') is in default of any of its obligations under this agreement or any Supplementary Agreement (collectively 'RELEVANT AGREEMENTS'), any other party to this agreement ('NOTIFYING PARTY'), whether a party to the Relevant Agreement or not, may, within 20 Business Days of it becoming aware that the default occurred, by notice to the Defaulting Party, require the Defaulting Party to institute remedial action in respect of that default.

       (b) If the Defaulting Party fails to reasonably commence remedial action within 20 Business Days after the date of the notice or the default is not remedied within 40 Business Days after the date of the notice, the default is a 'RELEVANT DEFAULT'.

       (c) The Notifying Party may recover from the Defaulting Party all loss and damage which the Notifying Party incurs as a consequence of the Relevant Default and may (but is not required to) within 40 Business Days of the occurrence of the Relevant Default terminate all Relevant Agreements with immediate effect by giving notice to that effect to all other parties to such agreements and exercising the put or call options granted under clauses 13.3 or 13.4 (as appropriate).

       (d) All other parties including the Defaulting Party shall do all things necessary to procure the termination of all Relevant Agreements if the Notifying Party exercises its rights under clause 18.1(c).

18.2   DEFAULTS

       Without in any way limiting clause 18.1, a party will be deemed to have committed a default under this agreement and all Supplementary Agreements to which it is a party if that party has:

       (a) a bona fide petition presented against it, an application is made to a Court for an order or an order is made that it be wound up, and such application is not withdrawn or such order is not set aside or stayed within 10 Business Days of the date of the application or the order, as appropriate;

       (b) a bona fide resolution passed or a meeting summoned or convened to consider a resolution for its winding up;

       (c) a receiver appointed over its assets or undertakings or any part of them;

       (d) a bona fide application made to a Court for an order appointing an official manager, trustee, voluntary administrator, liquidator or provisional liquidator, or similar officer in respect of the Defaulting Party, or one of them is appointed and such application is not withdrawn or such appointment is not set aside or stayed within 10 Business Days of the date of the application or the appointment, as appropriate;

       (e) entered into, or resolved to enter into, a scheme of arrangement or composition with, or assignment for the benefit of all, or any class, of its creditors, or proposes a reorganisation, moratorium or other administration involving the Defaulting Party other than for the purpose of a bona fide scheme of solvent reconstruction or amalgamation;

       (f)    ceased, or is unable, to pay its debts as and when they fall due;

       (g) any of the events set out in section 459C(2) of the Corporations Law occur in relation to it;

       (h) become, or been deemed, under any legislation to be insolvent or unable to pay its debts; or

       (i) anything having a substantially similar effect to any of the events set out in clauses 18.2(a) to (h) inclusive occur in respect of it under the law of any applicable jurisdiction.

19.    TERMINATION

19.1   PERIOD OF AGREEMENT

       (a) This agreement will remain in force and effect until the first to occur of the following:

              (i) the agreement of all parties in writing to terminate the agreement;

              (ii)   the winding up of Newco; or

              (iii) at any time following the issuance of the Shares referred to in clauses 3.2(b)(i) and (ii), the date on which there is only one Shareholder.

       (b) This agreement (subject to clause 20.2) will cease to have any force and effect, in respect of a party that is a Shareholder, when that party ceases to be a Shareholder in accordance with this agreement.

19.2   TERMINATION GENERALLY

       If this agreement is terminated, all Supplementary Agreements (other than the ASDM Terms Sheet) will terminate on the same date as this agreement is terminated without the requirement to give notice to any party to the Supplementary Agreements.

20.    CONSEQUENCES OF TERMINATION

20.1   CONSEQUENCES OF TERMINATION GENERALLY

       On termination of this agreement for any reason:

       (a) if DJO controls Newco, the parties must procure that Newco ceases to carry on any business relating to the Oral Maxillo Facial Products, except as necessary to fulfil contractual obligations arising prior to the date of termination;

       (b) the parties must procure that Newco makes available to DJO and Nielsen, all information requested in relation to the customers of Newco during the term of this agreement; and

       (c) DJO and Nielsen must either return or destroy (and certify to the other the destruction of), and must procure that Newco does the same, all Confidential Information provided to each other.

20.2   CONTINUING OBLIGATIONS

       The provisions of clauses 5, 16, 17, 19, 20 and 21 continue to apply notwithstanding Termination of this agreement.

20.3   PRE-EXISTING RIGHTS

       Termination of this agreement, or the cessation of the application of this agreement to a former Shareholder (as envisaged by clause 19.1(b)), will not affect any accrued rights of a party as at the date of termination or cessation of application.

21.    RIGHT OF FIRST REFUSAL - TIMAX

21.1   PERMITTED TRANSFER

       From the date of this agreement and for the period ending 24 months after the date of termination of the Timax Distribution Agreement, Nielsen agrees not to sell any shares (other than shares pursuant to the exercise of options outstanding on the date of this agreement) in Timax without the prior consent in writing of DJO, which consent will not be unreasonably withheld, and undertakes that Timax will not dispose of its assets or business ("TIMAX BUSINESS") otherwise than in accordance with clause 21. Nielsen hereby represents and warrants that the option plan under which he has issued options that are outstanding as of the date of this agreement will include a provision that will require the holders of those options to transfer any shares of Timax that they acquire upon exercise of such options along with Nielsen's shares in Timax if DJO exercises its right of first refusal in accordance with this clause 21.

21.2 If within the period of 24 months after the date of termination of the Timax Distribution Agreement Nielsen proposes to sell any shares in Timax (other than shares pursuant to the exercise of options outstanding on the date of this agreement) or Timax proposes to dispose of the Timax Business to any third party, Nielsen shall before such transfer deliver to DJO an offer to sell the Timax shares or the Timax Business (as the case may be) to DJO. The offer must specify:-

       (a)    the consideration payable; and

       (b)    any other material terms and conditions.

21.3 An offer made pursuant to clause 21.2 shall remain open and irrevocable for a period of 40 Business Days ("ACCEPTANCE PERIOD") from the date of its receipt by DJO. DJO may accept the offer by delivering to Nielsen a notice in writing within the Acceptance Period. Failure to advise of its decision during the Acceptance Period is deemed to be a rejection of the offer.

21.4 During the Acceptance Period, Nielsen agrees not to sell or otherwise dispose of (including by way of granting options or rights over) any shares in Timax and undertakes that Timax will not dispose of any right, title or interest in the Timax Business without the prior consent in writing of DJO.

21.5 If DJO accepts the offer in accordance with clause 21.3, the sale of the Timax Business or the sale of the shares in Timax (as the case may be) must be made on a Business Day designated by Nielsen, not less than 10 and not more than 30 days after the expiration of the Acceptance Period.

21.6 If DJO does not accept the offer in accordance with clause 21.3 or if the sale does not complete in accordance with clause 21 due to a default by DJO, Nielsen may sell the shares in Timax or Timax may sell the Timax Business (as the case may be) to a third party on terms and conditions no less favourable than those set out in the offer to DJO.

22.    ACKNOWLEDGMENT AND WARRANTIES

22.1   REPRESENTATIONS AND WARRANTIES - COMPANIES

       Each party that is a company (including in the capacity of a trustee) represents and warrants to the other parties that:

       (a) (INCORPORATION) it is a company duly incorporated and validly existing under the laws of the country of its incorporation;

       (b) (CORPORATE POWER) it has the corporate power to enter into and perform its obligations under this agreement and to carry out the transaction contemplated in this agreement;

       (c) (CORPORATE ACTION) it has taken all necessary corporate action to authorise the entry into and performance of this agreement and to carry out the transaction contemplated by this agreement;

       (d) (BINDING OBLIGATION) this document is its valid and binding obligation; and

       (e) (NO CONTRAVENTION) neither the execution and performance by it of this agreement nor any transaction contemplated under this agreement will violate in any respect any provision of:

              (i)    its constituent documents; or

              (ii) any other document, agreement or other arrangement binding on it or its assets (other than the Credit Agreement and/or Indenture)

22.2   REPRESENTATIONS AND WARRANTIES - INDIVIDUALS

       Each party that is an individual (including in the capacity of a trustee) represents and warrants to the others that:

       (a) (BINDING OBLIGATION) this document is its valid and binding obligation; and

       (b) (NO CONTRAVENTION) neither the execution and performance by it of this agreement nor any transaction contemplated under this agreement will violate in any respect any provision of any other document, agreement or other arrangement binding on it or its assets.

22.3   DISCLAIMER

       Each party acknowledges that:

       (a) it has relied on its own enquiries in respect of all matters relating to this agreement and has not relied on any representation, warranty, condition or statement made by or on behalf of any other party other than as set out in this agreement;

       (b) any conditions or warranties which may otherwise be implied by law into this agreement are expressly excluded to the extent permitted by law; and

       (c) each party releases the other party from all actions, claims, demands and liability which it may have or claim to have or, but for this release, it might have had, against the other party arising out of any representation, warranty, covenant or provision not set out or referred to in this agreement.

23.    CONFLICT WITH OTHER DOCUMENTS

23.1 If there is any conflict between the provisions of this agreement and either:

       (a)    the Constitution; or

       (b)    any Supplementary Agreement,

       ('OTHER DOCUMENTS'), the provisions of this agreement prevail. On receipt of a written request from any party, all parties must take all reasonable steps to amend the other documents to remove that conflict.

23.2 If there is any conflict between the provisions of this agreement and either:

       (a)    the Credit Agreement; or

       (b)    the Indenture,

       ('FURTHER DOCUMENTS'), the provisions of the further document prevail. On receipt of a written request from any party, all parties must take all reasonable steps to amend this agreement to remove that conflict.

24.    GST

24.1 Except where express provision is made to the contrary, any consideration payable under any clause in this agreement or otherwise in respect of this agreement is exclusive of GST. If GST is imposed on any supply made by any party ('SUPPLIER') to another party ('RECIPIENT') under this agreement, the supplier may recover from the recipient an amount calculated by multiplying the relevant GST rate by the value of the GST exclusive consideration, in addition to any GST exclusive consideration paid or payable by the recipient to the supplier in respect of that supply. Any amount recoverable from the recipient under this clause shall be calculated without any deduction or set-off of any other amount.

24.2   Any amount recoverable under clause 24.1:

       (a) is payable on demand by the supplier provided that the supplier has first issued a tax invoice prior to that amount becoming payable;

       (b) is subject to adjustment (whether by increase or decrease) on reasonable grounds and such adjustment is payable by the recipient or refundable by the supplier (as appropriate) within five days of the adjustment being determined and an adjustment note being provided.

24.3 In clause 24, the terms 'adjustment note', 'GST', 'GST exclusive consideration', 'GST rate', 'supply' and 'tax invoice' each have the meaning set out in A New Tax System (Goods and Services Tax) Act 1999
       (Cth).

25.    NAMES

       The parties acknowledge that Newco has the right to use all names, trademarks, logos, marks and house styles, whether registered or otherwise, of DJO and Timax (`NAMES') subject, in each case, to the terms and conditions (including any limitations) set out in the DJO Distribution Agreement and the Timax Distribution Agreement, as appropriate.

26.    DEATH OR CONTINUING DISABLEMENT OF NIELSEN

       (a) Subject to clause 26(b) and any other agreement that the Shareholders subsequently reach by Unanimous Vote, Newco shall take out and maintain term life insurance cover on the life of Nielsen (including a total and permanent trauma disablement provision) with the level of such term life insurance cover being determined annually in advance by the Board and with the beneficiaries being those Shareholders in Newco other than Nielsen in proportion to their shareholding in Newco. In respect of the first such policy, it must be effected within one month of the date of the last person executing this agreement.

       (b) The parties agree that following the death or total and permanent disablement of Nielsen, Nielsen's personal representatives will transfer Nielsen's shareholding in Newco to such remaining Shareholders in the stated proportions in consideration of the payment of the amount received by the remaining Shareholders pursuant to the term life policy on the life of Nielsen.

27.    RELATIONSHIP BETWEEN PARTIES

       This agreement does not create a relationship of employment, agency or partnership between the parties.

28.    FURTHER ACTION

       Each party must:

       (a) use reasonable efforts to do all things necessary or desirable to give full effect to this agreement; and

       (b) refrain from doing anything unreasonable that might hinder performance of this agreement.

29.    ASSIGNMENT

       A party must not assign or otherwise deal with this agreement or any right under this agreement without the prior written consent of the other parties.

30.    WAIVER

       The failure of a party at any time to require performance of any obligation under this agreement is not a waiver of that party's right:

       (a) to insist on performance of, or claim damages for breach of, that obligation unless that party acknowledges in writing that the failure is a waiver; and

       (b) at any other time to require performance of that or any other obligation under this agreement.

31.    GOVERNING LAW AND JURISDICTION

       This agreement is governed by the law applicable in New South Wales, Australia. Each party submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia.

32.    NOTICE

32.1   METHODS OF SERVICE

       A notice required or authorised to be given or served on a party under this agreement must be in writing in the English language and must be given or served by facsimile, prepaid first class post or airmail or hand to that party at its address or facsimile number appearing below or such other address or facsimile number as the party may have notified in writing to the other parties:

              DJO:                    DJ Orthopedics LLC
                                      2985 Scott Street
                                      Vista  CA  92083
                                      United States of America

              Facsimile number:       1 760 734 3536

              Attention:              Chief Executive Officer.

              NIELSEN:                John Nielsen
                                      9 Derribong Place
                                      Thornleigh NSW 2120

              Facsimile number:       61 2 9980 8958

              Attention:              John Nielsen.

              NEWCO: Notices are to be provided to both DJO and Nielsen as provided above.

32.2   TIME OF SERVICE

       A notice will be deemed, in the absence of proof to the contrary, to have been given or served on the party to whom it was sent:

       (a) in the case of hand delivery, on delivery during business hours of the recipient of the notice;

       (b) in the case of prepaid airmail, ten Business Days after the date of despatch; or

       (c) in the case of facsimile transmission, at the time of despatch provided that following transmission the sender receives a transmission confirmation report.

32.3   TYPES OF NOTICE

       In clause 32, 'notice' includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorised to be given under a provision of this agreement.

32.4   SIGNING OF NOTICES

       A notice given or served under this agreement is sufficient if:

       (a) in the case of a company, it is signed by a director or secretary of that company; or

       (b)    in the case of an individual it is signed by that party.

32.5   BUSINESS HOURS

       In clause 32, 'business hours' means the hours from 9:00 am to 5:00 pm Australian Eastern Standard Time on a Business Day.

33.    SEVERABILITY

       Part or all of any provision of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining provisions of this agreement continue in force provided such severance does not affect the commercial efficacy of this agreement or render it void as against public policy.

34.    ALTERATION

       This agreement may be altered only in writing signed by each party.

35.    COUNTERPARTS

       This agreement may be executed in any number of counterparts which may be exchanged by facsimile transmission. If this agreement is executed in facsimile counterparts, each party must forward an original counterpart executed by it to the other party as soon as possible after execution.

36.    ENTIRE AGREEMENT

       This agreement and the Supplementary Agreements are the entire agreement between the parties concerning its subject matter and supersedes all previous agreements, representations and understandings (if any).

37.    INTERPRETATION

37.1   INTERPRETATION

       In this agreement, unless the contrary intention appears:

       (a) headings are for ease of reference only and do not affect the meaning of this agreement;

       (b) the singular includes the plural and vice versa and words importing a gender include other genders;

       (c) other grammatical forms of defined words or expressions have corresponding meanings;

       (d) a reference to a clause, paragraph, schedule or annexure is a reference to a clause or paragraph of or schedule or annexure to this agreement and a reference to this agreement includes any schedules and annexures;

       (e) a reference to a document or agreement, including this agreement, includes a reference to that document or agreement as novated, altered or replaced from time to time;

       (f) a reference to 'A$', '$A', 'dollar' or '$' is a reference to Australian currency and a reference to 'US$' or 'USD' is a reference to the United States of America's currency;

       (g) a reference to a specific time for the performance of an obligation is a reference to that time in the State, Territory or other place where that obligation is to be performed;

       (h) a reference to a party includes its executors, administrators, successors and permitted assigns;

       (i) use of the word 'includes' or 'including' is deemed to mean 'includes, without limitation,' or 'including, without limitation,', as appropriate;

       (j) words and expressions importing natural persons include partnerships, bodies corporate, associations, governments and governmental and local authorities and agencies;

       (k) a reference to any legislation or statutory instrument or regulation is construed in accordance with the Acts Interpretation Act 1901 (Cth) or the equivalent State legislation, as applicable;

       (l) words and expressions defined in the Corporations Law as at the date of this agreement have the meanings given to them in the Corporations Law at that date; and

       (m) a reference to writing includes typewriting, printing, lithography, photography and any other method of representing or reproducing words, figures or symbols in a permanent and visible form.

EXECUTED as an agreement

EXECUTED by DJ ORTHOPEDICS LLC in    )
accordance with its constitution in  )
 the presence of:                    )
                                     )


--------------------------------------   ---------------------------------------
Director/secretary                       Director

--------------------------------------   ---------------------------------------
Name of director/secretary (print)       Name of director (print)


SIGNED by JOHN PETER NIELSEN in      )
the presence of                      )
                                     )


--------------------------------------   ---------------------------------------
Signature of witness                     John Peter Nielsen


--------------------------------------
Name of witness (print)


EXECUTED by DJ ORTHOPAEDICS          )
PTY LTD in accordance with its       )
constitution in the presence of:     )
                                     )


--------------------------------------   ---------------------------------------
Director/secretary                       Director


--------------------------------------   ---------------------------------------
Name of director/secretary (print)       Name of director (print)

                                   SCHEDULE 1
                                  CONSTITUTION

Refer to attached document.

                                   SCHEDULE 2
                                DEED OF ACCESSION

DEED dated #

by

of

('ACCEDING PARTY')

RECITAL

This deed is supplemental to a shareholders agreement dated 5 April 2001 ('SA') entered into between DJ Orthopedics LLC., John Peter Nielsen and DJ Orthopaedics Pty Ltd ACN 094 431 473.

OPERATIVE PART

1.     ACCEDING PARTY TO BE BOUND

       The Acceding Party confirms that it has been supplied with a copy of the SA and covenants with all present parties to the SA (whether original or by accession) ('PARTIES') to observe, perform and be bound by all the terms of the SA so that the Acceding Party is deemed, from the date on which the Acceding Party is registered as a holder of Shares in Newco, to be a party to the SA.

2.     REPRESENTATIONS AND WARRANTIES

       The Acceding Party represents and warrants to the parties that:

       (a) (INCORPORATION) if a company it is duly incorporated and validly existing under the laws of the country of its incorporation;

       (b) (CORPORATE POWER) if a company it has the corporate power to enter into and perform its obligations under this document and to carry out the transactions contemplated by the SA;

       (c) (CORPORATE ACTION) if a company it has taken all necessary corporate action to authorise the entry into and performance of this document and to carry out the transactions contemplated by the SA;

       (d) (BINDING OBLIGATION) this document is its valid and binding obligations;

       (e) (NO CONTRAVENTION) neither the execution and performance by it of this document nor any transaction contemplated under the SA will violate in any respect any provision of:

              (i)    its constituent documents; or

              (ii) any other document, agreement or other arrangement binding on it or its assets.



3.     ADDRESS FOR NOTICE

       The address of the Acceding Party for the purposes of clause 31 of the SA is, until substituted in accordance with clause 31:

       #

4.     GOVERNING LAW

       This deed is governed by the laws applicable in New South Wales, Australia.

5.     ATTORNEYS

       Where this deed is executed on behalf of a party by an attorney, that attorney by executing declares and warrants that the attorney has been duly appointed and has no notice of the revocation of the power of attorney under the authority of which the attorney executes the deed on behalf of that party.

EXECUTED in New South Wales as a deed.



EXECUTED by # in accordance with its  )
constitution in the presence of:      )
                                      )
                                      )


--------------------------------------   ---------------------------------------
Director/secretary                       Director


--------------------------------------   ---------------------------------------
Name of director/secretary (print)       Name of director (print)

                                   SCHEDULE 3
                               SERVICES AGREEMENT

Refer to attached document.

                                   SCHEDULE 4
                                  BUSINESS PLAN

Refer to attached document

                                   SCHEDULE 5
                                     BUDGET

Refer to attached document

                                   SCHEDULE 6A
                                ASDM TERMS SHEET

       Refer to attached document.

                                   SCHEDULE 6B
                           DJO DISTRIBUTION AGREEMENT

Refer to attached document.

                                   SCHEDULE 7
                          TIMAX DISTRIBUTION AGREEMENT

Refer to attached document.

                                   SCHEDULE 8
             EBITDA AND NET OPERATING PROFIT CALCULATION PRINCIPLES


In determining the EBITDA and the net operating profit of Newco:

1. the calculation of earnings associated with the Oral Maxillo Facial Products Business will be based on the gross profit dollars for the Oral Maxillo Facial Products less an allocation of total sales, general and administration expenses ('S,G & A'); and

2.     the allocation of S,G & A expenses will be based on the following:

       (a) where the cost is specifically identifiable as being incurred by the Oral Maxillo Facial Products Business, then the expenses will be allocated to the Oral Maxillo Facial Products Business; and

       (b) where clause (a) does not apply, the allocation of S,G&A expenses will be based on the proportion that gross revenue of sales attributable to the Oral Maxillo Facial Products Business bears to the total gross revenue earned by Newco in the last completed Financial Year.


                                       47